EX 99.28(d)(12)(iii)

Amendment
to the Investment Sub-Advisory Agreement Among
Jackson National Asset Management, LLC,
Neuberger Berman Investment Advisers LLC, and
Jackson Variable Series Trust

This Amendment is made by and among Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), Neuberger Berman Investment Advisers LLC (formerly Neuberger Berman Fixed Income LLC), a Delaware limited liability company and registered investment adviser (“Sub-Adviser”), and Jackson Variable Series Trust, a Massachusetts business trust (“Trust”).

Whereas, the Adviser, the Sub-Adviser, and the Trust entered into an Investment Sub-Advisory Agreement effective as of the 27th day of April, 2015, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the Trust, as listed on Schedule A to the Agreement.

Whereas, the parties have agreed to amend the following section of the Agreement:

Section 3. “Management.”

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

The following shall be inserted as sub-paragraph q) in Section 3. “Management.” under the heading entitled: “The Sub-Adviser further agrees that it:”

q)
at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses, and fees of any personnel required for the Sub-Adviser to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.

In Witness Whereof, the Adviser, the Sub-Adviser, and the Trust have caused this Amendment to be executed as of this 31 day of December, 2016, effective December 14, 2016.

Jackson National Asset Management, LLC		Neuberger Berman Investment Advisers LLC

By:	/s/ Mark D. Nerud	By:	/s/ Robert Conti
Name:	Mark D. Nerud	Name:	Robert Conti
Title:	President and CEO	Title:	Managing Director

Jackson Variable Series Trust

By:	/s/ Adam C. Lueck
Name:	Adam C. Lueck
Title:	Assistant Secretary